                                                                  EXHIBIT 10.14
================================================================================





                         CHLORINE PURCHASE AGREEMENT


                                   between


                      PIONEER CHLOR ALKALI COMPANY, INC.


                                     and


                               OCC TACOMA, INC.







                          Dated as of June 17, 1997







================================================================================

                               TABLE OF CONTENTS

                                                                     Page Number
                                                                     -----------
Parties and Recitals
                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.1     Definitions . . . . . . . . . . . . . . . . . . . . . . .   1

                                   ARTICLE II
                       COMMITMENTS OF PURCHASE AND SALE

SECTION 2.1     Purchase Commitment . . . . . . . . . . . . . . . . . . .   3
SECTION 2.2     Sales Commitment  . . . . . . . . . . . . . . . . . . . .   3

                                   ARTICLE III
                                    QUANTITY

SECTION 3.1     Pioneer's Annual Volume Options . . . . . . . . . . . . .   3
SECTION 3.2     OCC Tacoma's Annual Volume Options. . . . . . . . . . . .   4
SECTION 3.3     Notification of Annual Quantities . . . . . . . . . . . .   4
SECTION 3.4     Priority of Obligations Under this Agreement  . . . . . .   5

                                   ARTICLE IV
                                      TERM

SECTION 4.1     Term of this Agreement  . . . . . . . . . . . . . . . . .   6

                                    ARTICLE V
                                      PRICE

SECTION 5.1     Price of Chlorine . . . . . . . . . . . . . . . . . . . .   6
SECTION 5.2     Notification of the Price; OCC Tacoma's Payment . . . . .   6
SECTION 5.3     Pioneer's Right to Audit  . . . . . . . . . . . . . . . .   7

                                                                     Page Number
                                                                     -----------
                                   ARTICLE VI
                                    DELIVERY

SECTION 6.1     Shipping Instructions . . . . . . . . . . . . . . . . . .   7
SECTION 6.2     Title and Risk of Loss  . . . . . . . . . . . . . . . . .   8
SECTION 6.3     Transportation Costs  . . . . . . . . . . . . . . . . . .   8
SECTION 6.4     OCC Tacoma's Right to Audit Certain
                Transportation Charges  . . . . . . . . . . . . . . . . .   9

                                   ARTICLE VII
                                   MEASUREMENT

SECTION 7.1     Rail Car Delivery . . . . . . . . . . . . . . . . . . . .   9
SECTION 7.2     Calibration of Measuring Devices  . . . . . . . . . . . .   10

                                  ARTICLE VIII
                        WARRANTIES; LIMITATIONS OF CLAIMS

SECTION 8.1     Pioneer's Warranty  . . . . . . . . . . . . . . . . . . .   10
SECTION 8.2     Patents . . . . . . . . . . . . . . . . . . . . . . . . .   10
SECTION 8.3     Packaging, Uses and Safe Handling . . . . . . . . . . . .   10
SECTION 8.4     Emergency Response  . . . . . . . . . . . . . . . . . . .   11
SECTION 8.5     Quality Claims; Liability . . . . . . . . . . . . . . . .   11

                                   ARTICLE IX
                                      TAXES

SECTIONS 9.1    Responsibility for Taxes  . . . . . . . . . . . . . . . .   11

                                    ARTICLE X
                          LIABILITY AND RESPONSIBILITY

SECTION 10.1    Allocation of Liability . . . . . . . . . . . . . . . . .   12
SECTION 10.2    Procedures for Indemnification  . . . . . . . . . . . . .   13

                                   ARTICLE XI
                              EXCUSE OF PERFORMANCE

SECTION 11.1    Excuse of Performance . . . . . . . . . . . . . . . . . .   14

                                                                     Page Number
                                                                     -----------
                                   ARTICLE XII
                              DEFAULT AND REMEDIES

SECTION 12.1    Default and Remedies  . . . . . . . . . . . . . . . . . .   14
SECTION 12.2    Certain Damages Excluded  . . . . . . . . . . . . . . . .   15
SECTION 12.3    Duty to Mitigate  . . . . . . . . . . . . . . . . . . . .   15

                                  ARTICLE XIII
                                  MISCELLANEOUS

SECTION 13.1    Successors and Assigns  . . . . . . . . . . . . . . . . .   16
SECTION 13.2    Entire Agreement; Amendment . . . . . . . . . . . . . . .   16
SECTION 13.3    Governing Law . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 13.4    Notices . . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 13.5    Severability  . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 13.6    Competition . . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 13.7    Headings  . . . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 13.8    Counterparts  . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 13.9    Construction  . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 13.10   Third Party Beneficiaries . . . . . . . . . . . . . . . .   18
SECTION 13.11   Payments  . . . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 13.12   Incorporation of Appendices . . . . . . . . . . . . . . .   18

Appendix A

Appendix B

Appendix C

                               LIST OF APPENDICES

     APPENDIX                                    DESCRIPTION
     --------                                    -----------
Appendix A                              Chlorine Specifications

Appendix B                              Initial Month Quantities and Shipping
                                        Details

Appendix C                              Pioneer's Standard Terms and Conditions


                          CHLORINE PURCHASE AGREEMENT



        THIS CHLORINE PURCHASE AGREEMENT, dated as of the 17th day of June, 1997, is between OCC TACOMA, INC., a Delaware corporation, and PIONEER CHLOR ALKALI COMPANY, INC., a Delaware corporation.


        WHEREAS, pursuant to the Asset Purchase Agreement (as such term and certain other terms used in this Agreement with the initial capital letters are defined or incorporated by reference in Article I), the Parties have provided for the sale by OCC Tacoma, and the purchase by Pioneer, of OCC Tacoma's chloralkali manufacturing facility located at Tacoma, Washington; and

        WHEREAS, after the sale of the Tacoma Plant to Pioneer, Pioneer desires to sell and deliver to OCC Tacoma, and OCC Tacoma desires to take and pay for, certain quantities of chlorine for a limited period of time; and

        WHEREAS, OCC Tacoma is a wholly-owned subsidiary of OxyChem; and

        WHEREAS, the Parties are entering into this Agreement in accordance with the provisions of the Asset Purchase Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual benefits and agreements hereinafter set forth, the Parties do hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

        SECTION 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined). Capitalized terms not otherwise specifically defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

        "Affiliate" means any Person that is an "affiliate" within the meaning of the regulations promulgated under the Securities Act of 1933, as amended, as such regulations and Act shall be amended and in effect on the date of this Agreement.

        "Agreement" means this Chlorine Purchase Agreement, as the same may be amended pursuant to the provisions hereof.

        "Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of May 14, 1997, between OCC Tacoma and Pioneer.

        "chlorine" means liquid chlorine having the specifications set forth in Appendix A to this Agreement. All references to quantities of chlorine in this Agreement shall be in units of short tons.

        "Claim" has the meaning specified in Section 10.1.

        "Delivery Points" has the meaning specified in Section 6.1(a).

        "Indemnified Party" has the meaning specified in Section 10.2.

        "Indemnifying Party" has the meaning specified in Section 10.2.

        "Initial Year" means the twelve-month period of time beginning with the first day of the month in which this Agreement shall become effective.

        "Losses" has the meaning specified in Section 10.1.

        "month" means a calendar month.

        "OCC Tacoma" means OCC Tacoma, Inc., a Delaware corporation.

        "Oxy Accountant" means Arthur Andersen LLP or such other nationally recognized accounting firm as shall be selected by OxyChem.

        "OxyChem" means Occidental Chemical Corporation, a New York corporation.

        "Party" means Pioneer or OCC Tacoma, as applicable, and "Parties" means Pioneer and OCC Tacoma.

        "Person" means any natural person, corporation, limited liability company, partnership, group, joint venture, trust, association or other business enterprise or organization or any government or agency or political subdivision thereof or any other entity.

        "Pioneer" means Pioneer Chlor Alkali Company, Inc., a Delaware corporation.

        "Pioneer Accountant" means Deloitte & Touche LLP or such other nationally recognized accounting firm as shall be selected by Pioneer.

        "Price" means the price of chlorine determined in accordance with the provisions of Article V.

        "short ton" means two thousand (2000) pounds.

        "Superfund Assessment" means the assessment on the production and sale of chlorine imposed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as the same may be from time to time amended or reauthorized and in effect.

        "Tacoma Plant" means the chloralkali manufacturing facility acquired by Pioneer pursuant to the Asset Purchase Agreement and located at 605 Alexander Avenue, Tacoma, Washington.


        "Term" has the meaning specified in Section 4.1.


        "VCM" means vinyl chloride monomer.

        "year" or "yearly" means the Initial Year and, thereafter, any consecutive twelve-month period beginning on the first day of the month in which this Agreement shall become effective.

                                   ARTICLE II
                        COMMITMENTS OF PURCHASE AND SALE

        SECTION 2.1 Purchase Commitment. Upon the terms and subject to the conditions set forth in this Agreement, each year during the Term, OCC Tacoma agrees to take and purchase from Pioneer the quantity of chlorine hereinafter described and at the Price hereinafter set forth.

        SECTION 2.2 Sales Commitment. Upon the terms and subject to the conditions set forth in this Agreement, each year during the Term, Pioneer agrees to deliver and sell to OCC Tacoma the quantity of chlorine hereinafter described and at the Price hereinafter set forth.

                                  ARTICLE III
                                    QUANTITY

        SECTION 3.1 Pioneer's Annual Volume Options. Subject to the requirements of Section 3.3(a), during each year of the Term of this Agreement, Pioneer may require OCC Tacoma to take and purchase from Pioneer all or any portion of the quantity of chlorine specified below as applicable for that year.

-------------------------------------------------------------------------------------------
YEAR                INITIAL         2               3               4               5
-------------------------------------------------------------------------------------------
Volumes             100,000       100,000        75,000           50,000          25,000
(short tons)

        SECTION 3.2 OCC Tacoma's Annual Volume Options. Subject to the requirements of Section 3.3(b), during each year of the Term of this Agreement, OCC Tacoma may require Pioneer to deliver and sell to OCC Tacoma all or any portion of the quantity of chlorine specified below as applicable for that year.

-------------------------------------------------------------------------------------------
YEAR                INITIAL         2               3               4               5
-------------------------------------------------------------------------------------------
Volumes             100,000       100,000        75,000             0               0
(short tons)

        SECTION 3.3 Notification of Annual Quantities.

        (a) Not less than one hundred twenty (120) days prior to the end of the Initial Year and year 2, Pioneer shall submit to OCC Tacoma, in writing, a binding notification of the quantity of chlorine which Pioneer elects to require OCC Tacoma to take and purchase from Pioneer, pursuant to Section 3.1, during the following year. The quantity specified in such notice shall not exceed the maximum quantity which Pioneer may elect to require OCC Tacoma to take and purchase from Pioneer for such year as specified in Section 3.1. The quantity which OCC Tacoma shall take and purchase from Pioneer in the Initial Year shall be 100,000 short tons. With respect to the quantity of chlorine which Pioneer elects to require OCC Tacoma to take and purchase from Pioneer, pursuant to Section 3.1, during year 4 and year 5, Pioneer shall submit the notices described below:


        (i) Not later than September 30, 1999, Pioneer shall provide the notice described in Section 3.3(a) with respect to the quantity of chlorine which Pioneer elects to require OCC Tacoma to take and purchase from Pioneer, pursuant to Section 3.1, during the period beginning on the first day of year 4 and ending on December 31 thereafter. The quantity of chlorine specified in such notice shall not exceed an amount determined by multiplying 50,000 by a fraction, the numerator of which is the number of days from the beginning of year 4 to December 31 thereafter and the denominator of which is 365.


        (ii) Not later than September 30, 2000, Pioneer shall provide the notice described in Section 3.3(a) with respect to the quantity of chlorine which Pioneer elects to require OCC Tacoma to take and purchase from Pioneer, pursuant to Section 3.1, during the period (A) beginning on January 1, 2001 and ending on the last day of year 4, and (B) beginning on the first day of year 5 and ending on December 31 thereafter. The quantities of chlorine specified in such notice shall not exceed, in the case of (A) above, an amount determined by multiplying 50,000 by a fraction, the numerator of which is the number of days from January 1, 2001 to the last day of year 4 and the denominator of which is
365. The quantities of chlorine specified in such notice shall not exceed, in the case of (B) above, an amount determined by multiplying 25,000 by a fraction, the numerator of which is the number of days from the first day of year 5 to December 31 thereafter and the denominator of which is 365.


       (iii) Not later than September 30, 2001, Pioneer shall provide the notice described in Section 3.3(a) with respect to the quantity of chlorine which Pioneer elects to require OCC Tacoma to take and purchase from Pioneer, pursuant to Section 3.1, during the period beginning on January 1, 2002 and ending on the last day of year 5. The quantity of chlorine specified in such notice shall not exceed an amount determined by multiplying 25,000 by a fraction, the numerator of which is the number of days from January 1, 2002 to the last day of year 5 and the denominator of which is 365.


        (b) Not less than one hundred twenty (120) days prior to the end of the Initial Year and year 2, OCC Tacoma shall submit to Pioneer, in writing, a binding notification of the quantity of chlorine which OCC Tacoma elects to require Pioneer to deliver and sell to OCC Tacoma, pursuant to Section 3.2, during the following year. The quantity specified in such notice shall not exceed the maximum quantity which OCC Tacoma may elect to require Pioneer to deliver and sell to OCC Tacoma for such year as specified in Section 3.2. The quantity which Pioneer shall deliver and sell to OCC Tacoma in the Initial Year shall be 100,000 short tons.


        (c) The quantities of chlorine nominated by each Party pursuant to the provisions of Sections 3.3(a) and 3.3(b) for each of the two years which succeed the Initial Year shall not be aggregated for purposes of determining the total quantity of chlorine to be purchased and sold by the Parties during any year. For any year (other than the Initial Year), the higher of such quantity nominations shall constitute the total volume of chlorine to be purchased and sold by the Parties for such year pursuant to this Agreement.



        SECTION 3.4 Priority of Obligations Under this Agreement. The obligations of the Parties to sell and purchase chlorine pursuant to this Agreement shall have priority over the Parties' obligations to sell and purchase chlorine to or from any other Person, whether pursuant to a written agreement or otherwise (including, without limitation, the Parties' internal requirements). Subject to Section 11.1, the Parties' rights and obligations to purchase and sell chlorine pursuant to the provisions of this Agreement shall not be subject to allocation among other customers, suppliers or the Parties' internal requirements.

                                   ARTICLE IV
                                      TERM

        SECTION 4.1 Term of this Agreement. The term (the "Term") of this Agreement shall commence, and this Agreement shall become effective, on the date of the Closing and shall terminate on the last day of the month prior to the fifth anniversary of the Closing.

                                   ARTICLE V
                                     PRICE

        SECTION 5.1 Price of Chlorine. Each calendar quarter during the Term, the price (the "Price") of chlorine sold by Pioneer to OCC Tacoma hereunder, expressed in dollars per short ton, shall be an amount equal to the weighted average price (net of freight charges actually incurred and paid) per short ton for all chlorine sold by OxyChem to non-Affiliate U.S. Gulf Coast contract customers for the manufacture of VCM during the immediately preceding calendar quarter. The Price of chlorine sold hereunder shall be determined as of the date of shipment.

        SECTION 5.2 Notification of the Price; Payment.

        (a) Not later than the twentieth (20th) day of the first month of each calendar quarter during the Term (other than the initial calendar quarter), OCC Tacoma shall provide to Pioneer a written notification of the Price applicable to chlorine during the preceding calendar quarter and which shall be the Price applicable to chlorine sold to OCC Tacoma during the then current calendar quarter pursuant to this Agreement. At all times during the Term, Pioneer shall take such measures, and implement and utilize such procedures, as will ensure that access to the Price applicable to chlorine sold to OCC Tacoma pursuant to this Agreement (i) will be limited to employees of Pioneer who have a need to know such information for the purpose of discharging Pioneer's financial and accounting obligations, and (ii) will not be provided to (A) any personnel of Pioneer or any of its Affiliates who exercise any pricing, sales or marketing responsibilities for, or on behalf of, Pioneer or any such Affiliate, or (B) any director, officer or employee of Pioneer or any such Affiliates who does not have a need to know such Price for the purpose of discharging Pioneer's financial and accounting obligations.

        (b) The foregoing obligations of confidence, nondisclosure and non-use shall not apply to any information that (i) was in the public domain at the time of disclosure by OxyChem or any of its Affiliates to Pioneer; (ii) enters the public domain through no fault of Pioneer; (iii) was communicated to Pioneer by any other Person free of any obligation of confidence; or (iv) was developed by officers, employees or agents of or consultants to Pioneer independently of and without reference to the proprietary information of OxyChem. The Price of chlorine sold hereunder, shall not be deemed to be within the public domain, or communicated free of any obligation of confidence, for purposes of the provisions of this paragraph simply because it is known by the U.S. Gulf Coast contract customers of OCC Tacoma or OxyChem.

        (c) The Price of chlorine which shall be in effect for the initial calendar quarter, or portion thereof if this Agreement is not effective as of the first day of the initial calendar quarter, shall be determined as provided in Section 5.1 above, using the Price applicable to chlorine during the calendar quarter immediately preceding the calendar quarter in which this Agreement shall become effective.


        (d) Pioneer shall invoice OCC Tacoma on the date of shipment for each shipment of chlorine delivered during the preceding month at the Price specified by OCC Tacoma as applicable during such period pursuant to this
Article V. Payment terms for Pioneer's invoice shall be net thirty (30) days from the date of the invoice with OCC Tacoma to pay interest (not to exceed the maximum lawful rate) on any amounts past due in accordance with Pioneer's standard terms and conditions for like customers, a copy of which is attached as Appendix C to this Agreement. Shipments made in a calendar quarter prior to OCC Tacoma's notification of Price pursuant to Section 5.2(a) shall be invoiced at the Price applicable to shipments during the prior calendar quarter. Within five (5) days after receipt of such notice from OCC Tacoma, Pioneer shall send a statement to OCC Tacoma reflecting any adjustments to invoices which are necessary to conform to the Price for the then current quarter. All amounts due as shown by such statement shall be reflected in Pioneer's invoices for next succeeding shipments hereunder.


        SECTION 5.3 Pioneer's Right to Audit. Within sixty (60) days following any quarterly notification by OCC Tacoma of the Price pursuant to the provisions of Section 5.2, and upon not less than fifteen (15) days' notice in advance by Pioneer, OCC Tacoma shall permit, and shall cause OxyChem to permit, the Oxy Accountant to have access to and examine OCC Tacoma's and OxyChem's books and records sufficient to permit the verification of the calculation of the Price of chlorine in effect during such calendar quarter. The Oxy Accountant shall report to Pioneer its conclusion concerning the accuracy of OCC Tacoma's calculations of the foregoing items, and, if inaccurate, what the Oxy Accountant considers to be a correct adjustment. OxyChem shall instruct the Oxy Accountant not to disclose any additional information to Pioneer. The reasonable cost of such audit shall be borne by Pioneer, provided, however, that, if any such audit results in a finding that an adjustment of more than one percent (1%) to the Price of chlorine is required to comply with the provisions of Section 5.1, then the cost of such audit shall be borne by OCC Tacoma.

                                   ARTICLE VI
                                    DELIVERY

        SECTION 6.1  Shipping Instructions.

        (a) Subject to the provisions of Section 11.1(a), all shipments of chlorine hereunder shall be delivered by Pioneer from the Tacoma Plant, or such other shipping point as the Parties may agree, to OxyChem's facility in Ingleside, Texas, or such other locations as shall be mutually agreed by the Parties (collectively, the "Delivery Points").

         (b) Fifteen (15) days prior to the first day of each month (other than the initial month of the Term), OCC Tacoma shall furnish to Pioneer, in writing, non-binding shipping instructions which shall include an estimate of the quantities of chlorine to be shipped, and the Delivery Point for each shipment, and, pursuant to Section 6.3, the freight arrangements for shipments, during each of the next three months. Such instructions and estimates for the month immediately following such notice shall be final.

         (c) The quantities of chlorine to be shipped, and the Delivery Points and, pursuant to Section 6.3, the freight arrangements for shipments during the initial month of the Term are specified in Appendix B to this Agreement.

         (d) Unless otherwise specifically agreed by the Parties, Pioneer shall not be required to deliver, nor shall OCC Tacoma be required to receive, during any month, more than one-tenth of the total quantity of chlorine to be purchased and sold by the Parties during the then current year.

         SECTION 6.2 Title and Risk of Loss. Title and risk of loss of any chlorine delivered hereunder shall pass to OCC Tacoma upon actual placement by the railroad at the Delivery Point of the tank car containing such chlorine.

         SECTION 6.3  Transportation Costs.

         (a) For each shipment of chlorine pursuant to this Agreement during the Initial Year and the two consecutive years after the Initial Year, in addition to the Price for such chlorine, OCC Tacoma shall be responsible for the actual freight cost incurred in shipping such chlorine from the Tacoma Plant, or such other shipping point as the Parties may agree, to the designated Delivery Points. OCC Tacoma may, at its sole option, and upon five business days' prior notice, elect (i) to require Pioneer to ship chlorine on a freight prepaid and collect basis, or (ii) to arrange directly with a provider of transportation services for the shipment of such chlorine. In the case of clause (i) above, the freight costs shall be added to Pioneer's invoice for chlorine and such invoice shall be paid by OCC Tacoma as provided in Section
5.2. In the case of clause (ii) above, OCC Tacoma shall be responsible to pay the applicable transportation charges directly to the transportation service provider and Pioneer shall have no liability for such costs.

         (b) For each shipment of chlorine pursuant to this Agreement during the fourth and fifth years of the Term, in addition to the Price for such chlorine, OCC Tacoma shall be responsible for fifty percent (50%) of the actual freight cost incurred in shipping such chlorine from the Tacoma Plant, or such other shipping point as the Parties may agree, to the designated Delivery Points and Pioneer shall be responsible for the remaining fifty percent (50%) of such freight cost. OCC Tacoma may, at its sole option, and upon five business days' prior notice, elect (i) to require Pioneer to ship chlorine on a freight prepaid and collect basis, or (ii) to arrange directly with a provider of transportation services for the shipment of such chlorine. In the case of clause (i) above, fifty percent (50%) of the freight costs shall be added to Pioneer's invoice for chlorine and such invoice shall be paid by OCC Tacoma as provided in Section 5.2. In the case of clause (ii) above, OCC Tacoma shall be responsible to pay the applicable transportation charges directly to the transportation service provider and shall receive a credit of fifty percent (50%) of such transportation charges against Pioneer's invoice with respect to such chlorine.

         (c) OCC Tacoma shall pay any applicable rail car demurrage charges in accordance with Pioneer's standard terms and conditions, attached as Appendix C to this Agreement.

         (d) Pioneer and OCC Tacoma shall cooperate in exercising reasonable commercial efforts to reduce net transportation costs on shipments of chlorine pursuant to this Agreement.

         (e) Regardless of the manner in which freight costs are allocated in this Agreement, all chlorine sold by Pioneer pursuant to this Agreement shall be delivered in rail cars owned or leased by Pioneer. OCC Tacoma shall have no responsibility to provide or otherwise to make rail cars available to Pioneer for the shipment of chlorine pursuant to this Agreement, nor, except as otherwise provided in this Agreement, for any cost or expense in connection therewith.


         SECTION 6.4 OCC Tacoma's Right to Audit Certain Transportation Charges. Within sixty (60) days following the receipt of any invoice from Pioneer which includes transportation charges to be reimbursed by OCC Tacoma pursuant to Section 6.3(a)(i) or Section 6.3(b)(i), and upon not less than fifteen (15) days' prior notice by OxyChem, Pioneer shall permit the Pioneer Accountant to have access to and examine Pioneer's books and records sufficient to permit the verification of the transportation charges reflected on such invoice. The Pioneer Accountant shall report to OCC Tacoma its conclusion concerning the accuracy of Pioneer's invoice in respect of such transportation charges, and, if inaccurate, what the Pioneer Accountant considers to be a correct adjustment. Pioneer shall instruct the Pioneer Accountant not to disclose any additional information to OCC Tacoma. The reasonable cost of such audit shall be borne by OCC Tacoma, provided, however, that if any such audit results in a finding that an adjustment of more than one percent (1%) to the invoice in respect of such transportation charges is required to comply with the provisions of Section 6.3, then the cost of such audit shall be borne by Pioneer.


                                  ARTICLE VII
                                  MEASUREMENT

         SECTION 7.1  Rail Car Delivery.

         (a) If chlorine is delivered in rail tank cars loaded at the Tacoma Plant, the quantity of chlorine shall be determined by rail tank car weigh scales or other mutually agreed measuring device which shall be operated, maintained and regularly calibrated by Pioneer in accordance with accepted industry practice. Pioneer's weights and measures shall govern except in case of demonstrated error.

         (b) If chlorine is delivered in rail tank cars loaded by a third party, the quantity of chlorine so delivered shall be determined by rail tank car weigh scales or other measuring device employed in connection with the loading of such rail cars in accordance with accepted industry practice. Third party weights and measures shall govern except in case of demonstrated error.

         SECTION 7.2  Calibration of Measuring Devices.

         (a) In respect of any chlorine delivered hereunder the quantity of which is measured by devices operated by Pioneer, Pioneer shall give OCC Tacoma at least three (3) days' prior notice of any calibration test to be performed on any such device, and OCC Tacoma may elect to have a representative present at any such test. If a level of inaccuracy is determined by such test at plus or minus one percent (1%) or more of full scale, Pioneer shall restore the measuring device to a condition of accuracy, and billings shall be corrected for any shipment(s) known to be affected by such inaccuracy.

         (b) In respect of any chlorine delivered hereunder the quantity of which is measured by devices operated by a third party, Pioneer shall exercise reasonable commercial efforts to afford to OCC Tacoma (i) at least (3) days' prior notice of any calibration test (of which Pioneer has advance knowledge) to be performed on any such device, and (ii) an opportunity for OCC Tacoma to have a representative present at any such test. If a level of inaccuracy is determined by such test at plus or minus one percent (1%) or more of full scale, Pioneer's billings to OCC Tacoma shall be corrected for any shipment(s) known to be affected by such inaccuracy.

                                  ARTICLE VIII
                       WARRANTIES; LIMITATIONS OF CLAIMS

         SECTION 8.1 Pioneer's Warranty. PIONEER'S SOLE AND EXCLUSIVE WARRANTY IS THAT THE CHLORINE COMPLIES WITH THE PHYSICAL AND CHEMICAL SPECIFICATIONS SET FORTH IN APPENDIX A TO THIS AGREEMENT. PIONEER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, WHETHER WITH RESPECT TO ITS RECOMMENDATIONS, INSTRUCTIONS, PRODUCT APPARATUS, PROCESS OR OTHERWISE AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

         SECTION 8.2 Patents. Pioneer's recommendations or instructions pursuant to this Agreement are not intended to suggest operations which would infringe any patents, and Pioneer assumes no liability to OCC Tacoma of any kind or responsibility for any such infringement pursuant to this Agreement.

         SECTION 8.3 Packaging, Uses and Safe Handling. Pioneer shall properly package and label chlorine for shipment pursuant to applicable statutes, rules and regulations.

         SECTION 8.4 Emergency Response. During the Term of this Agreement, Pioneer shall maintain and implement emergency response procedures which are in accordance with the requirements of applicable statutes, rules and regulations governing the transportation and unloading of chlorine or, if more stringent, standards representing current industry practice for the transportation and unloading of chlorine, in order to respond to (a) a release or threatened release of chlorine en route to the Delivery Points pursuant to this Agreement, and (b) a release or threatened release of chlorine occurring during the process of unloading chlorine at the Delivery Points pursuant to this Agreement (other than any Delivery Point owned or operated by OxyChem or its Affiliates) and which is attributable to any defect in the vehicle or vessel used to deliver such chlorine.

        SECTION 8.5 Quality Claims; Liability. OCC Tacoma shall be deemed to have waived all claims with respect to any chlorine sold hereunder for which OCC Tacoma's notice of insufficient quality has not been given to Pioneer in writing within forty-five (45) days of the receipt of such chlorine. As to any claim of any nature with respect to the quality of chlorine sold under this Agreement, whether in contract, tort, strict liability or otherwise, the liability of Pioneer and its Affiliates shall not exceed the Price of the portion of the chlorine in respect of which such claim is made plus any freight costs or other transportation charges thereon paid by OCC Tacoma. Each such claim shall also be subject to the limitations of Section 12.2.

                                   ARTICLE IX
                                     TAXES

        SECTION 9.1 Responsibility for Taxes. In addition to the Price and any transportation charges OCC Tacoma is required to pay to Pioneer hereunder, OCC Tacoma shall pay to Pioneer the amount of all governmental taxes, excises, duties, and/or other charges (including, without limitation, Superfund Assessments, and excepting (i) taxes (and any interest, additions to tax or penalties imposed in connection therewith) on or measured by Pioneer's net income, gross receipts, profits, net worth, shareholder capital, net taxable capital, net taxable earned surplus, or asset value, and (ii) any taxes (and any interest, additions to tax or penalties imposed in connection therewith) imposed on or in respect of equipment used to produce or transport chlorine) that Pioneer may be required to pay with respect to the sale or transportation of the quantities of chlorine sold and delivered hereunder and which are standard in the industry and generally applicable to other purchasers of chlorine. Such charges shall be added to Pioneer's invoice as a separate line item and shall be paid by OCC Tacoma pursuant to Section 5.2, provided, that Pioneer furnishes to OCC Tacoma satisfactory written evidence of the amount and timely payment of such charges. Pioneer and OCC Tacoma will cooperate so as to minimize any sales and use taxes imposed by any state or local governmental authority including, without limitation, the prompt execution and delivery of any necessary exemption certificates required to reduce or claim complete exemption from any tax.

                                   ARTICLE X
                          LIABILITY AND RESPONSIBILITY

        SECTION 10.1  Allocation of Liability.


        (a) Except to the extent caused by any breach of OCC Tacoma's obligations hereunder, any act or omission of OCC Tacoma, its agents or contractors, or any condition, event or action occurring after the time the tank car is constructively or actually placed at the Delivery Point ("Delivery Time") which is caused by any Person other than Pioneer, Pioneer assumes full responsibility for any liability arising out of the manufacture, handling, storage, loading, transportation and, to the extent attributable to any defect in the vehicle or vessel used to deliver chlorine, the unloading of any chlorine sold hereunder and compliance or non-compliance with any law or regulations relating thereto, including, without limitation, laws or regulations with respect to the protection of health, safety and the environment. With respect to matters for which Pioneer is liable under the preceding sentence, Pioneer shall defend, indemnify and hold harmless OCC Tacoma, its Affiliates, and their respective officers, directors, representatives and employees from and against all losses, liabilities, damages and expenses ("Losses") made against or incurred by OCC Tacoma, its Affiliates, or their respective officers, directors, representatives and employees arising out of any claim, suit or proceeding ("Claim") by any governmental agency or any third party which alleges death, personal or economic injury, or damages to, or spills or releases on or into, any private or public property, resources or the environment, to the extent caused or contributed to by chlorine sold hereunder.



        (b) Except to the extent caused by any breach of Pioneer's obligations hereunder, any act or omission of Pioneer, its agents or contractors, or any condition, event or action occurring prior to the Delivery Time which is caused by any Person other than OCC Tacoma, OCC Tacoma assumes full responsibility for any liability arising out of the handling, storage and unloading of any chlorine sold hereunder and compliance or non-compliance with any law or regulations relating thereto, including, without limitation, laws or regulations with respect to the protection of health, safety and the environment, provided, however, that OCC Tacoma shall have no responsibility for any liability arising out of the unloading of any chlorine sold hereunder which is attributable to any defect in the vehicle or vessel used to deliver such chlorine. With respect to matters for which OCC Tacoma is liable under the preceding sentence, OCC Tacoma shall defend, indemnify and hold harmless Pioneer, its Affiliates, and their respective officers, directors, representatives and employees from and against all Losses made against or incurred by Pioneer, its Affiliates, or their respective officers, directors, representatives and employees arising out of any Claim by any governmental agency or any third party which alleges death, personal or economic injury, or damages to, or spills or releases on or into, any private or public property, resources or the environment, to the extent caused or contributed to by chlorine sold hereunder.


        (c) Neither Party shall be liable for claims of the employees, contractors or agents of the other Party who are subject to workers' compensation laws. Notwithstanding anything to the contrary herein, neither Party shall be responsible for protection of the employees, agents or contractors of the other Party or liable for any failure to provide such protection, including, without limitation, compliance with occupational safety laws.

        SECTION 10.2  Procedures for Indemnification.


        (a) Promptly (and in any event within thirty (30) days) after a Party or Parties to be indemnified (whether one or more, the "Indemnified Party") receives notice of any Claim covered by Section 10.1, the Indemnified Party shall, if a Claim in respect thereof is to be made pursuant to Section 10.1, notify the Party from whom indemnification is sought (the "Indemnifying Party") in writing of such Claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party pursuant to Section
10.1, except to the extent of any material detriment suffered by the Indemnifying Party as a result of such failure. The amount of each Claim for indemnity, together with a list identifying each separate item of Loss to the extent known, shall be set forth in the Claim notice delivered to the Indemnifying Party. In the event that a Claim arises out of, or results from, Claims of third parties, the Indemnifying Party may at its option undertake the defense thereof by counsel or representatives chosen by it which are reasonably acceptable to the Indemnified party. The Indemnifying Party shall have the sole right to compromise or settle any such Claim if (i) such settlement or disposition shall impose no material obligation or burden whatsoever on the Indemnified Party which is not wholly discharged by the Indemnifying Party and shall provide a full release to the Indemnified Party, and (ii) the Indemnifying Party shall be fully capable of performing its obligations pursuant to such settlement or disposition. Each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent it reasonably requests, in respect of the defense of such Claim and shall cooperate in the defense of any such Claim, including making its officers, directors, employees and books and records available for use in defending against such Claim, and it shall take those commercially reasonable actions within it power which are necessary to preserve any legal defenses to such matters.



        (b) If the Indemnifying Party, within a reasonable time after notice of any third party Claim, fails to undertake the defense of such Claim, the Indemnified Party will, by notice to the Indemnifying Party of its intent to do so, have the right to undertake the defense of such Claim with counsel or representatives chosen by it which are reasonably acceptable to the Indemnifying Party. The Losses of the Indemnified Party shall include the reasonable costs and expenses incurred in any such defense of a third party's Claim. Notwithstanding the foregoing, the Indemnified Party shall have no right to settle or compromise any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                                   ARTICLE XI

                             EXCUSE OF PERFORMANCE

        SECTION 11.1 Excuse of Performance.


        (a) Performance of any obligation under this Agreement may be suspended by either Party without liability, to the extent that: an Act of God; war; riot; fire; explosion; accident; flood; sabotage; mechanical breakdown; involuntary plant shutdown; governmental laws, regulations or orders; or any other cause (except financial) beyond the reasonable control of such Party; or any labor trouble, strike, walkout, lockout or injunction (whether or not such labor event is within the reasonable control of such Party), delays, prevents, restricts, or limits the performance of, this Agreement or the consumption, sale or use of chlorine, provided however, that if any of the foregoing events shall delay, prevent, restrict or limit OCC Tacoma's ability to receive chlorine at Ingleside, Texas, then for the first thirty days of any such period of suspension, OCC Tacoma shall not be relieved of its obligations under this Agreement to the extent that no such event delays, prevents, restricts or limits the ability of OCC Tacoma or any of its Affiliates to receive chlorine at any other State of Texas or Gulf Coast delivery point. The affected Party may invoke this provision by promptly notifying the other Party in writing of the nature and estimated duration of the suspension period and shall exercise all reasonable diligence in curing such condition.



        (b) In the event that either Party exercises its right to suspend performance hereunder, the Term of this Agreement and the obligations of the Parties to purchase and sell chlorine hereunder allocable to such period that performance is suspended shall be extended one day for each day of such suspension provided that the suspension shall not exceed 30 days. In the event that such suspension is great than 30 days but less than 180 days, this Agreement shall remain in effect with the obligations of the Parties to purchase and sell chlorine hereunder suspended and an amount of chlorine determined by multiplying the annual volume of chlorine to be delivered and received in the year in which the suspension of performance occurs (as fixed pursuant to Section 3.3) by a fraction, the numerator of which is the number of days in which performance is suspended (less thirty days in the case of OCC Tacoma) and the denominator of which is 365, deducted from the obligations contained herein to purchase and sell. If any such suspension lasts more than 180 days, the Party as to whom performance of its obligations under this Agreement has not been suspended may terminate this Agreement by providing the other Party written notice of its intent to terminate.


                                  ARTICLE XII

                              DEFAULT AND REMEDIES

        SECTION 12.1 Default and Remedies.

        (a) In the event that: (i) OCC Tacoma shall fail to pay any invoice in accordance with the terms of this Agreement, (ii) any Party shall fail, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement, or (iii) any Party shall become or be adjudicated insolvent, bankrupt, or if a receiver or trustee shall be appointed for any Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or an assignment shall be made for the benefit of creditors of any Party, or any Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee, this Agreement shall, in the case of a default under clause (iii), immediately terminate, and in the case of a default under clause (i) or (ii), the non-defaulting Party shall have the right, at its sole discretion, to terminate this Agreement if the defaulting Party shall have failed to (A) cure the default within twenty (20) days of written notice of default, or (B) except in the case of a default under clause (i), diligently pursue the curing of the default, which termination remedy shall be in addition to all of its remedies at law or in equity, including, without limitation, those set forth in Section 12.1(b), to recover damages by reason of such default. In the event of any such termination, all sums then owing by any Party under this Agreement shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Parties.


        (b) The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof would cause irreparable injury in an amount which would be difficult or impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment hereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available at law or in equity and to which such Party might be entitled.


        SECTION 12.2 Certain Damages Excluded. In no event shall either Party to this Agreement, or its Affiliates, have any liability to the other Party, or its Affiliates, for any (i) loss of business opportunities or for speculative or prospective profits, or (ii) special, indirect, consequential, incidental or punitive damages, provided, however, that in the event of any breach or failure by OCC Tacoma to take and purchase the quantities of chlorine provided for hereunder, Pioneer shall be entitled to recover the difference, if any, between amounts realized from any sale in mitigation of damages resulting form such breach or failure in performance by OCC Tacoma and the amount that would have been realized by Pioneer but for such breach or failure in performance by OCC Tacoma, plus freight costs actually incurred by Pioneer and which otherwise would have been payable by OCC Tacoma pursuant to the provisions of this Agreement.


        SECTION 12.3 Duty to Mitigate. Each Party shall take all such reasonable actions as may be necessary to mitigate damages for which such Party may claim damages or indemnification under this Agreement, provided, however, that in no event shall Pioneer be obligated to sell and deliver chlorine committed for but not taken and purchased by OCC Tacoma to other than delivery points east of the Rocky Mountains.

                                 ARTICLE XIII

                                 MISCELLANEOUS


        SECTION 13.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise (other than as a result of any merger or consolidation), by any Party without the prior express written consent of the other Party; provided, however, that, notwithstanding the foregoing, (i), in connection with the sale of the Tacoma Plant as a whole, or any sale of the properties and assets of any Party substantially as an entirety, to any Person, the Party making such sale may assign this Agreement, or its rights hereunder, to such Person, (ii) any Party may assign this Agreement, or its rights hereunder, to any Affiliate of such Party, and (iii) Pioneer shall have the right to collaterally assign its rights under this Agreement to any bank, financial institution or other lender (or any such entity acting as an indenture trustee on behalf of any Person) that provides financing in connection with (x) the transactions contemplated by the Asset Purchase Agreement or any Related Agreement (including any renewal, extension or rearrangement of such financing) or (y) working capital financing for Facility Operations, provided, however, that no such collateral assignment shall release, discharge or otherwise excuse Pioneer from the performance of its obligations under this Agreement; provided, further, that (A), in the case of any assignment referred to in clause (i) or
(ii) of this Section 13.1, prior to any such assignment, the Person to which such assignment shall be made shall expressly assume, by an instrument in writing reasonably satisfactory to OCC Tacoma or Pioneer, as the case may be, executed and delivered to OCC Tacoma or Pioneer, as the case may be, the performance and observance of every obligation, covenant and agreement in this Agreement on the part of the Party making such assignment to be performed or observed, and (B) no such assignment shall have the effect of releasing such Party on any other Person (including any such additional Party) from its obligations, covenants or agreements under this Agreement.


        SECTION 13.2 Entire Agreement; Amendment. This Agreement embodies the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the Party against whom such amendment or waiver is sought to be enforced. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such occurrence. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any further or other exercise of such right, power or privilege or the exercise of any other right, power or privilege.

        SECTION 13.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to principles of conflict of laws. The execution and delivery of this Agreement shall be deemed to be the transaction of business within the State of Washington for purposes of conferring jurisdiction upon courts located within the State of Washington. The Parties agree that any court proceedings arising out of this Agreement may be brought in the federal or state courts in the State of Washington and both Parties consent to the jurisdiction of such courts. Each Party irrevocably waives (a) any objection which such Party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, or relating to, this Agreement brought in any such court, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (c) the right to object, with respect to any such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such Party. In addition, any such suit, action or proceeding may be brought in any court having jurisdiction pursuant to the applicable law.



        SECTION 13.4 Notices. Any notice or communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by
(i) personal delivery (including courier service), (ii) telecopier to the number indicated below, or (iii) first class or registered or certified mail, postage prepaid and addressed as follows (any such notice or communication being deemed given upon receipt).


        If to OCC Tacoma:

                Occidental Chemical Corporation
                5005 LBJ Freeway
                Dallas, Texas 75244
                Attention:      Vice President - Chlorine
                Telephone:      972-404-4195
                Facsimile:      972-404-3406

        If to Pioneer:

                Pioneer Chlor Alkali Company, Inc.
                700 Louisiana Street, Suite 4200
                Houston, Texas 77002
                Attention:      Vice President - Sales and Marketing
                Telephone:      713-225-3831
                Facsimile:      713-225-4426

        SECTION 13.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 13.6 Competition. Nothing set forth in this Agreement shall prevent either Party or any of its Affiliates from competing with the other Party or any of its Affiliates in the sale of chlorine to any Person.

        SECTION 13.7 Headings. The Table of Contents set forth in, and the descriptive headings of the several Articles and Sections of, this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        SECTION 13.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 13.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship or any of the provisions of this Agreement. Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neutral gender, shall include all other genders and the singular shall include the plural and vice versa.

        SECTION 13.10  Third Party Beneficiaries.  EXCEPT AS PROVIDED IN
SECTION 13.1, NOTHING EXPRESSED OR IMPLIED IN THIS AGREEMENT IS INTENDED, OR SHALL BE CONSTRUED, TO CONFER UPON OR GIVE ANY PERSON OTHER THAN THE PARTIES HERETO AND THEIR SUCCESSORS AND PERMITTED ASSIGNS, ANY RIGHTS, REMEDIES OR OBLIGATIONS UNDER, OR BY REASON OF, THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.


        SECTION 13.11 Payments. Any payments by, or on behalf of, the Parties pursuant to any provisions of this Agreement shall be made by wire transfer of immediately available funds to a bank account of the Party receiving such payment at the bank used by such Party and each Party hereto shall furnish to the other notice of the name of its bank and the number of the account thereat to which payments shall be directed.



        SECTION 13.12 Incorporation of Appendices. The Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.

        IN WITNESS WHEREOF, the Parties have, by their duly authorized representatives, signed this Chlorine Purchase Agreement as of the day and year first above written.




                                          PIONEER CHLOR ALKALI COMPANY, INC.



                                                By: /s/ PHILIP J. ABLOVE

                                                   --------------------------
                                                Name:  Philip J. Ablove
                                                Title:  Vice President and
                                                        Chief Financial Officer


                                          OCC TACOMA, INC.


                                                By: /s/ RICHARD A. LORRAINE

                                                   --------------------------
                                                Name:  Richard A. Lorraine
                                                Title:  Vice President and
                                                        Chief Financial Officer